Exhibit 99.2

NEWS RELEASE

Contact:	Deric Eubanks	Scott Eckstein
	Chief Financial Officer	Financial Relations Board
	(972) 490-9600	(212) 827-3766

ASHFORD PRIME ANNOUNCES CLOSING OF PRIVATE PLACEMENT OF

CONVERTIBLE PREFERRED STOCK TO FUND ACQUISITION OF

BARDESSONO HOTEL AND SPA

DALLAS, June 11, 2015 — Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced the closing of a private placement of its Series A Cumulative Convertible Preferred Stock in a 144A offering for $65 million in gross proceeds.  The liquidation preference for the preferred stock is set at $25.00 per share, and it will have an annual dividend of 5.50%. The initial conversion price was set at $18.90 per share.  The Company also closed a private placement under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) of 200,000 shares of the Company’s common stock at a price of $15.52 per share.  The Company intends to use the net proceeds from these offerings to finance the acquisition of the Bardessono Hotel and Spa, a 62-room luxury property in Yountville, California, in the Napa Valley region, as well as for general corporate purposes.

The securities described in this press release have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.